Exhibit 99.1

Adtalem Global Education Unveils Growth with Purpose Strategy to Drive Sustainable Growth

Advancing its Position as a Leading Educator of Healthcare Providers

Company Hosts Investor Day at Chamberlain University Chicago Campus Today at 9:00 a.m. CDT
Unveiling Strategic Plan and FY 2026 Financial Growth Targets

CHICAGO--(BUSINESS WIRE)--June 20, 2023--Adtalem Global Education Inc. (NYSE: ATGE), a national leader in post-secondary education and a leading provider of professional talent to the healthcare industry, will today host an Investor Day at its Chamberlain University Chicago campus, beginning at 9:00 a.m. CDT. At the event, members of the executive leadership team will unveil Adtalem’s long-term growth strategy and elaborate on the path to achieve its financial targets through fiscal year 2026.

“Adtalem’s mission is to provide access to knowledge, transforming lives and enabling careers while achieving positive academic and societal outcomes,” shared Steve Beard, Adtalem Global Education president and chief executive officer. “Our unique business model of synergistic institutions is systemically important to healthcare as it delivers a world-class educational experience and day-one ready clinicians to a chronically strained U.S. healthcare system. I’m proud of the exceptional performance that the team has accomplished over the past two years to integrate our businesses, positioning us as a category of one. Our Growth with Purpose strategy drives sustainable growth and value for our stakeholders.”

Event Overview

During today’s event, Beard alongside Adtalem’s executive leadership team will discuss the company’s three-year Growth with Purpose strategy, which will drive long-term growth, including:

  Market Leading Scale, Reach, and Breadth: Driving productivity in our existing footprint, making continued investments expanding access, and responding to demand with innovative programs and learning modalities;
  Operational Excellence: Driving superior execution across our value-creating activities, including marketing, enrollment, conversion and retention, with an unwavering focus on quality, strong academic outcomes and student success;
  Differentiated Student Experience: Investing in capabilities to sustain and increase student persistence and satisfaction, enabling technology, and leveraging our scale, data and assets; and
  Partnerships with Healthcare Providers: Strengthening partnerships between our institutions and leading employers to deliver practice-ready professionals to the healthcare system at scale.

Financial Outlook

The Adtalem leadership team reaffirms its fiscal year 2023 guidance and will discuss its updated financial targets that align with the company’s strategic initiatives, and commitment to drive shareholder value, including:

Fiscal year 2023 guidance

  Revenue $1,400 million to $1,450 million
  Adjusted earnings per share $4.05 to $4.20

Fiscal year 2024 guidance

  Revenue $1,460 million to $1,520 million
  Adjusted earnings per share $4.15 to $4.40
Long-term financial growth targets
	Revenue	Adjusted earnings per share
Fiscal year	(year over year)	(year over year)

2025	+4% to +6%	+10% to +15%
2026	+5% to +8%	+13% to +18%

Webcast Information

Adtalem’s Investor Day event will begin at 9:00 a.m. CDT, concluding at approximately 12:00 p.m. CDT. To register to attend virtually, please visit Adtalem’s Investor Day website. Formal presentations will be followed by a question-and-answer session.

Presentation materials can be found on its Investor Relations website at investors.adtalem.com, and a replay of the presentations will be available following the event.

About Adtalem Global Education

Adtalem Global Education (NYSE: ATGE) is a national leader in post-secondary education and a leading provider of professional talent to the healthcare industry. With a dedicated focus on driving strong outcomes that increase workforce preparedness, Adtalem empowers a diverse learner population to achieve their goals and make inspiring contributions to their communities. Adtalem is the parent organization of American University of the Caribbean School of Medicine, Chamberlain University, Ross University School of Medicine, Ross University School of Veterinary Medicine and Walden University. Adtalem’s family of institutions has more than 300,000 alumni and 10,000 employees. Adtalem was named one of America’s Most Responsible Companies in 2021 and 2023 by Newsweek and Statista, and one of America’s Best Employers for Diversity in 2021 and 2022 by Forbes and Statista. Visit Adtalem.com for more information and follow on Twitter and LinkedIn.

Forward-Looking Statements

Certain statements contained in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact, and the expected synergies from the Walden acquisition. Forward-looking statements can also be identified by words such as “future,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “may,” “will,” “would,” “could,” “can,” “continue,” “preliminary,” “range,” and similar terms. These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those described in the statements. These risk and uncertainties include the risk factors described in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and our other filings with the SEC. These forward-looking statements are based on information available to us as of the date any such statements are made, and Adtalem assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized, except as required by law.

Contacts

Investor Contact
Jay Spitzer and Chandrika Nigam
Investor.Relations@Adtalem.com
+1 312-906-6600

Media Contact
Jacquelyn Manetakis
Adtalemmedia@Adtalem.com
+1 630-303-4438